UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 22, 2010 (January 20, 2010)

ULTIMATE ESCAPES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33743	26-0188408
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3501 W. Vine Street, Suite 225
Kissimmee, Florida 34741
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (407) 483-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rules or Standard; Transfer of Listing.

On January 20, 2010, the Company received notice from the NYSE Amex LLC (the “Exchange”) indicating that the Company did not comply with Section 301 of the Exchange’s Company Guide when the Company recently issued common shares to certain of its members pursuant to the Company’s “redemption assurance program.”  Section 301 requires a listed issuer to file an application and obtain approval for the issuance of additional shares from the Exchange prior to such issuance.

As disclosed in the Company’s Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 8, 2010, on January 5, 2010, the Company issued an aggregate of 887,505 shares of its common stock to certain of the Company’s club members who elected to convert all or a portion of their redemption value under the Company’s redemption assurance program into shares of common stock pursuant to the Company’s redemption conversion program.  A description of the redemption conversion program was included in the section entitled “Acquisition Proposal” of the Schedule 14A filed by the Company with the SEC on October 16, 2009, which information was noted in the additional listing materials previously submitted to the Exchange in anticipation of the closing of the Company’s merger with Secure America Acquisition Corporation (“SAAC”).

As disclosed on December 11, 2009, the Company previously received notice from the Exchange that the Company failed to satisfy one or more of the Exchange’s original listing standards upon consummation of the merger between SAAC and the Company.  In response, the Company requested a hearing before the Listing Qualifications Panel to address the Exchange’s prior determination, at which hearing the Company will also respond to the Exchange’s most recent notice.  At the hearing, the Company will request the continued listing of its securities on the Exchange; however, there can be no assurance that the Panel will grant the Company’s request.

On January 22, 2010, the Company issued a press release regarding the additional notice from the Exchange, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Ultimate Escapes, Inc., dated January 22, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTIMATE ESCAPES, INC.

/s/ James M. Tousignant
James M. Tousignant
Chief Executive Officer

Dated: January 22, 2010

EXHIBIT INDEX

99.1	Press Release of Ultimate Escapes, Inc., dated January 22, 2010